Exhibit 99.1
Harmonic Announces Unaudited Fourth Quarter and Year-End Results
Focus on New Solutions for the Evolving Digital Video Market
SUNNYVALE, Calif.—January 19, 2006— Harmonic Inc. (Nasdaq: HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced its unaudited results for the quarter and year ended December 31, 2005.
For the fourth quarter of 2005, the Company reported net sales of $63.7 million, compared to $85.6 million in the fourth quarter of 2004 and $61.0 million in the third quarter of 2005. For the full year 2005, the Company reported net sales of $257.4 million, compared to $248.3 million in 2004. International sales represented 41% of total sales for the fourth quarter and 40% for the full year of 2005, compared to 36% and 42%, respectively, for the same periods in 2004.
The Company’s Convergent Systems division (CS), which designs, manufactures and markets digital headend systems for a number of markets, had divisional net sales of $37.2 million in the fourth quarter of 2005, compared to $67.7 million in the same period of 2004 and $35.8 million in the third quarter of 2005. The year-over-year decline in CS sales was primarily the result of exceptionally large shipments to a cable customer and a satellite customer that were recorded in the fourth quarter of 2004. The sequential increase in CS sales from the third quarter to the fourth quarter of 2005 was driven principally by increased revenue from another cable customer for digital simulcast projects.
The Broadband Access Networks division (BAN), which designs, manufactures and markets fiber optic products primarily for broadband cable networks, had divisional net sales of $26.5 million in the fourth quarter of 2005, up from $17.9 million in the same period of 2004 and from $25.2 million in the third quarter of 2005. The year-over-year increase in BAN sales for the fourth quarter of 2005 reflects increased shipments to a large domestic telco customer for its fiber-to-the-premises (FTTP) project.
For the fourth quarter of 2005, the Company’s gross margins were adversely impacted by significant sales of lower-margin FTTP products and a net charge of $2.8 million for excess and obsolete inventory. In addition, in connection with the Company’s consolidation of its CS and BAN divisions in order to reduce operating overhead and strengthen its strategic focus on video delivery solutions, the Company recorded a charge of $1.1 million in severance expenses for terminated employees. The Company also recorded a benefit to its excess facilities reserve of $1.1 million due to the recently completed sub-lease of an excess facility.
The GAAP net loss for the fourth quarter of 2005 was $2.0 million or $0.03 per share, compared to GAAP net income of $10.2 million or $0.14 per diluted share for the same period of 2004. For the full year 2005, the GAAP net loss was $5.7 million or $0.08 per share, compared to net income of $1.6 million or $0.02 per diluted share in 2004. Excluding the effects of a non-cash accounting charge for the amortization of intangibles, severance costs, and the benefit to the excess facilities reserve, the non-GAAP net loss for the fourth quarter of 2005 was $1.8 million or $0.02 per share, compared to a non-GAAP net income of $12.7 million or $0.17 per diluted share for the same period of 2004. As of December 31, 2005, the Company had cash, cash equivalents and short-term investments of $110.8 million, an increase of $5.9 million and $10.2 million over the balances at September 30, 2005 and December 31, 2004, respectively.
For the first half of 2006, the Company expects net sales of approximately $115 to $125 million. Revenues are expected to grow in the second half of 2006, as compared to the first half, as a result of anticipated growth in orders for new video products. For the full year, Harmonic anticipates that sales will be 10% lower to flat as compared to 2005, due in large part to the expectation of substantially lower shipments of third party products and FTTP products. As a result of these anticipated favorable changes in product mix, new product introductions, and recent expense reductions, the Company expects to return to profitability for 2006 on a non-GAAP basis. This non-GAAP basis excludes the effect of stock option compensation charges, as the Company has not yet completed its evaluation of the impact of new accounting rules which are applicable to Harmonic beginning in January 2006.
“In 2005, we continued to lead the transition to all-digital systems in cable, expanded our customer base in the telco market and introduced important new technology that will help shape the future of video,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “During the year, we made significant shipments to three major domestic cable companies for digital simulcasting deployments and expect other cable operators to implement similar architectures in 2006. We delivered digital video systems to many new international telco customers for IPTV deployments in Europe, Asia, Canada and Latin America. We also worked closely with our satellite customers in their planned migration to new video compression technology.”
“In 2006, we see our cable, satellite and telco customers exploring new technology to enable the next generation of video services. Accordingly, we have reorganized Harmonic to focus more resources on flexible solutions that provide operators with the ability to offer video services over a variety of networks to a growing array of home, office and mobile devices. We believe our sustained investment in groundbreaking new products will drive our long term growth.”
Harmonic will also host a conference call today to discuss its financial results at 2:00 p.m. Pacific (5:00 p.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-617-213-8845 (participant code 58085467). The replay will be available after 5:00 p.m. today at the same website address or by calling +1-617-801-6888 (participant code 13840087).
About Harmonic Inc.
Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.
Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. For more information, visit www.Harmonicinc.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our expected net sales for the first quarter of 2006; statements related to our unaudited financial results for the fourth quarter and year ended December 31, 2005; our expectation that revenues will grow in the second half of 2006 compared to the first half of the year as a result of orders for new video products; our expectation that sales will be 10% lower to flat in 2006 compared to 2005; our expectation that we will ship substantially lower quantities of third party products and FTTP products in 2006 compared to 2005; our expectations that anticipated changes in mix of products we sell, new product introductions and our expense reductions will result in our return to operating profitability on a non-GAAP basis; our expectation that the new technology that we introduced in 2005 will help shape the future of video; our expectation that cable operators will deploy digital simulcasting architectures in 2006; our expectation that cable, satellite and telco customers will explore new technology to enable the next generation of video services; and our expectation that our sustained investment in new products will drive our long term growth. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2005, July 1, 2005 and September 30, 2005, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.
Editor’s Note: Product and company names used here are trademarks or registered trademarks of their respective companies.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$37,818	$26,603
Short-term investments	73,010	74,004
Accounts receivable, net	43,433	64,148
Inventories	38,552	41,763
Prepaid expenses and other current assets	8,335	8,504

Total current assets	201,148	215,022

Property and equipment, net	17,040	19,611

Intangibles and other assets	8,109	7,723

	$226,297	$242,356

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$812	$1,067
Accounts payable	19,378	22,381
Income taxes payable	6,480	7,099
Deferred revenue	19,687	15,469
Accrued liabilities	37,438	51,894

Total current liabilities	83,795	97,910

Long-term debt, less current portion	460	1,272
Accrued excess facilities costs	18,357	24,085
Other non-current liabilities	10,703	8,532

Total liabilities	113,315	131,799

Stockholders’ equity:
Common stock	2,048,164	2,039,810
Accumulated deficit	(1,934,715)	(1,928,984)
Accumulated other comprehensive income (loss)	(467)	(269)

Total stockholders’ equity	112,982	110,557

	$226,297	$242,356

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

Net sales	$63,740	$85,579	$257,378	$248,306

Cost of sales	41,633	45,806	163,430	143,811

Gross profit	22,107	39,773	93,948	104,495

Operating expenses:
Research and development	9,787	10,076	38,168	35,585
Selling, general and administrative	14,372	17,800	61,475	59,742
Amortization of intangibles	116	1,933	1,349	7,732

Total operating expenses	24,275	29,809	100,992	103,059

Income/(loss) from operations	(2,168)	9,964	(7,044)	1,436

Interest and other income, net	564	483	1,750	727

Income/(loss) before income taxes	(1,604)	10,447	(5,294)	2,163

Provision for income taxes	412	289	437	589

Net income/(loss)	$(2,016)	$10,158	$(5,731)	1,574

Net income (loss) per share
Basic	$(0.03)	$0.14	$(0.08)	$0.02

Diluted	$(0.03)	$0.14	$(0.08)	$0.02

Weighted average shares
Basic	73,606	72,275	73,279	72,015

Diluted	73,606	73,221	73,279	73,043

Harmonic Inc.
Non-GAAP Condensed Consolidated Statements of Operations (1)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net sales	$63,740	$85,579	$257,378	$248,306

Cost of sales	41,322	45,228	162,023	141,687

Gross profit	22,418	40,351	95,355	106,619

Operating expenses:
Research and development	9,336	10,076	37,717	35,585
Selling, general and administrative	15,002	17,800	62,105	59,742

Total operating expenses	24,338	27,876	99,822	95,327

Non-GAAP income/(loss) from operations	(1,920)	12,475	(4,467)	11,292

Interest and other income, net	564	483	1,750	727

Non-GAAP income/(loss) before income taxes	(1,356)	12,958	(2,717)	12,019

Provision for income taxes	412	289	437	589

Non-GAAP net income/(loss)	$(1,768)	$12,669	$(3,154)	$11,430

Non-GAAP net income(loss) per share Basic	$(0.02)	$0.18	$(0.04)	$0.16

Diluted	$(0.02)	$0.17	$(0.04)	$0.16

Weighted average shares Basic	73,606	72,275	73,279	72,015

Diluted	73,606	73,221	73,279	73,043

1.	These Non-GAAP Condensed Consolidated Statements of Operations are provided to enhance overall understanding of our current financial performance and our prospects for the future. The presentation of this Non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to Non-GAAP results published by other companies. A table reconciling the Non-GAAP net loss to the GAAP net loss follows below.
Harmonic Inc.
Non-GAAP to GAAP Loss Reconciliation
(Unaudited)

(In thousands)	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Non-GAAP net income (loss)	$(1,768)	$12,669	$(3,154)	$11,430

Items charged to cost of sales:
Amortization of intangibles	(158)	(1,540)	(1,254)	(6,161)
Realized margin on reserved products sold	–	962	–	4,037
Severance expenses	(153)	–	(153)	–

Total of charges to cost of sales	(311)	(578)	(1,407)	(2,124)

Items charged to operating expenses:
Amortization of intangibles	(116)	(1,933)	(1,349)	(7,732)
Facilities adjustments	1,118	–	1,118	–
Severance expenses	(939)	–	(939)	–

Total of charges to operating expenses	63	(1,933)	(1,170)	(7,732)

GAAP net income (loss)	$(2,016)	$10,158	$(5,731)	$1,574